[LETTERHEAD OF HEIDRICK & STRUGGLES APPEARS HERE]

Fritz E. Freidinger

Chief Legal Officer

(312) 496-1612 Direct

(312) 496-1297 Facsimile

ffreidinger@heidrick.com

June 1, 2004

Ms. Eileen Kamerick

2627 N. Greenview

Chicago, Illinois 60614

Dear Eileen:

On behalf of Heidrick & Struggles International Inc., I am pleased to confirm the terms of your employment arrangement.

1.	Start Date. You will commence employment on June 7, 2004 (the “Effective Date”).

2.	Title. You will serve as Chief Financial Officer of Heidrick & Struggles International, Inc. (the “Company”), reporting to the Chief Executive Officer of the Company. You will be located in the Chicago Corporate office.

3.	Base Salary. You will receive a monthly base salary of $33,333.33, which is $400,000.00 annually, subject to review on a 24-month basis.

4.	Target Bonus. Your target bonus for 2004 is $300,000.00 (guaranteed at 100% for 2004 pro rated for the portion of 2004 during which you are employed). You will also participate in the Company’s Management Incentive Plan (Tier I). Bonuses are discretionary and are not earned until approved by the Compensation Committee and/or Board of Directors of the Company. The annual bonus (including the guaranteed 2004 bonus amount) will be payable only if you are in the Company’s employ on the regular bonus payment date.

5.	Incentive Compensation and Other Plans. You will be entitled to participate in other management compensation plans, including the Management Stock Option Plan, the Change in Control Severance Plan at Tier I and the Severance Pay Plan as a Top Employee as such plans may be amended from time to time.

6.	Sign-On Stock Option. As of the Effective Date, you will receive a stock option grant to purchase 40,000 shares of Heidrick & Struggles International, Inc. common stock. The options will be granted at the closing price of the common stock as reported on NASDAQ on the date of grant, will vest 33.3% per year over a three year period, and will have a five year term.

Sears Tower- Suite 4200 233, South Wacker Drive Chicago, IL 60606-6303 Phone: 312/496-1200 Fax: 312/496-1290

Heidrick & Struggles International, Inc. Offices in Principal Cities of the World www.heidrick.com

Ms. Eileen Kamerick

June 1, 2004

7.	Benefits. You will be eligible to participate in the Company’s benefit programs at the same level as other senior executives of the Company on your effective date. Our benefits program includes group health, dental, vision, life/AD&D, long-term disability, short-term disability salary continuation, paid holidays, Flexible Spending Account, and the Heidrick & Struggles, Inc. 40l(k) Profit-Sharing and Retirement Plan. You will also be eligible to participate in the Company’s Physical Examination and Financial Planning Program. Our benefits program, compensation programs, and policies are reviewed from time to time by Company management and may be modified, amended, or terminated at any time.

8.	Expenses. The Company will reimburse you for all of your business expenses in accordance with its policies.

9.	Confidentiality. Your employment with the Company under this Agreement necessarily involves your access to and understanding of certain trade secrets and confidential information pertaining to the business of the Company and its affiliates. During the term of your employment with the Company and thereafter, you will not, directly or indirectly, without the prior written consent of the Company, disclose or use for the benefit of any person, corporation or other entity, or for yourself any and all files, trade secrets or other confidential information concerning the internal affairs of the Company and its affiliates, including, but not limited to, information pertaining to its clients, services, products, earnings, finances, operations, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of your breach of this covenant). Notwithstanding the foregoing, you may disclose such information as is required by law during any legal proceeding or to your personal representatives and professional advisers and, with respect to such personal representatives and professional advisers, you shall inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof. Further, you shall not, directly or indirectly, remove or retain, and upon termination of employment for any reason you shall return to the Company, any records, computer disks, computer printouts, business plans or any copies or reproductions thereof, or any information or instruments derived therefrom, arising out of or relating to the business of the Company and its affiliates or obtained as a result of your employment by the Company.

10.

Non-Solicitation/Non-Competition. During the term of your employment with the Company and for a period of six-months after the termination of your employment with the Company, you shall not (i) become an employee of or consultant to any principal competitor of the Company in substantially the same function as your employment with the Company or its affiliates in the twelve-months prior to termination of your employment or (ii) directly or indirectly solicit or hire, or assist any other person in

Ms. Eileen Kamerick

June 1, 2004

soliciting or hiring, any employee of the Company or its affiliates (as of your termination of employment with the Company) or any person who, as of such date, was in the process of being recruited by the Company or its affiliates, or induce any such employee to terminate his or her employment with the Company or its affiliates.

11.	Other Legal Matters.

You will be an “employee at will” of the Company, meaning that either party may terminate the employment relationship at any time for any reason (with or without Cause or Good Reason), except for such period of notice as may be expressly provided in writing under written Company employment policies in effect at the time of such termination. Your initial and continuing employment will be subject to your having the ability to work legally in the United States.

You have advised the Company that your execution and performance of the terms of this Agreement do not and will not violate any other agreement binding on you or the rights of any third parties and you understand that in the event this advice is not accurate the Company will not have any obligation to you under this Agreement.

This letter agreement contains our entire understanding and can be amended only in writing and signed by you and the Chief Executive Officer or Chief Legal Officer. You specifically acknowledge that no promises or commitments have been made to you that are not set forth in this letter.

Any controversy or claim arising out of or relating to this agreement or for the breach thereof, or your employment, including without limitation any statutory claims (for example, claims for discrimination including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap or disability; and claims relating to leaves of absence mandated by state or federal law), breach of any contract or covenant (express or implied), tort claims, violation of public policy or any other alleged violation of statutory, contractual or common law rights (and including claims against the Company’s officers, directors, employees or agents) if not otherwise settled between the parties, shall be conclusively settled by arbitration to be held in Chicago, Illinois, in accordance with the American Arbitration Association’s Employment Dispute Resolution Rules (the “Rules”). Arbitration shall be the parties’ exclusive remedy for any such controversies, claims or breaches. The parties agree they shall not seek any award for punitive damages for any claims they may have under this Agreement. The parties also consent to personal jurisdiction in Chicago, Illinois with respect to such arbitration. The award resulting from such arbitration shall be final and binding upon both parties. Judgment upon said award may be entered in any court having jurisdiction. This agreement shall be governed by the laws of the State of Illinois without regard to any conflict of law provisions of any jurisdiction.

Ms. Eileen Kamerick

June 1, 2004

You and the Company hereby waive the right to pursue any claims, including but not limited to employment termination - related claims, through civil litigation outside the arbitration procedures of this provision, unless otherwise required by law. You and the Company each have the right to be represented by counsel with respect to arbitration of any dispute pursuant to this paragraph. The arbitrator shall be selected by agreement between the parties, but if they do not agree on the selection of an arbitrator within 30 days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the Rules.

In the event of any arbitration hereunder, the parties agree each shall bear its or his own attorneys’ fees and costs associated with or arising from such arbitration or other proceeding.

Yours sincerely,

/s/ Fritz E. Freidinger
Fritz E. Freidinger

cc:	Thomas J. Friel
Scott W. Sherwood

I hereby accept the terms and conditions of employment as outlined above:

/s/ Eileen Kamerick	6/7/04
Eileen Kamerick	Date